SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

November 30, 2007

NEXUS NANO ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-122822	20-1600519
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

402 Prospect Street, Brandon, Vermont	05733
(Address of principal executive offices)	(Zip code)

(802) 247-6811
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e–4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 6, 2007, Nexus Nano Electronics, Inc., a Nevada corporation (f/k/a Sagamore Holdings, Inc., the Florida corporation and hereinafter, the “Company”) issued a secured convertible promissory note (the “New Note”) to CSI Business Finance, Inc., a Florida corporation (the “Holder”). On April 30, 2007, a promissory note in the original principal amount of Four Hundred Two Thousand Six Hundred Eighty Dollars ($402,680) was issued by the Company to the Holder (the “Original Note”). The Original Note consolidated a note issued by the Company to the Holder on November 20, 2006 in the principal amount of One Hundred Thousand Dollars ($100,000) and a note issued on January 23, 2007 in the principal amount of Twenty-Five Thousand Dollars ($25,000), and included an additional funding amount of Two Hundred Seventy-Seven Thousand Six Hundred Eighty Dollars ($277,680). The New Note was issued to consolidate the Original Note plus accrued and unpaid interest to the date hereof totaling Forty-Two Thousand Two Hundred Eighty-One Dollars ($42,281) for a total amount of Four Hundred Forty-Four Thousand Nine Hundred Sixty-One Dollars ($444,961). All obligations under the Original Note have been extinguished and replaced with the New Note.

The New Note bears interest which shall be compounded monthly and added to the unpaid principal thereunder at the rate of eighteen percent (18%) and is payable, together with all interest accrued thereon unless extended by the Holder, on the earlier of (i) July 1, 2010, (ii) the consummation of a Change of Control (as defined in the New Note) and (iii) the occurrence of an Event of Default (as defined in the New Note) or any event that with the passage of time and the failure to cure would result in an Event of Default. The Company may prepay the New Note at any time upon not less than thirty (30) days prior written notice to the Holder; provided, that any such prepayments shall applied first to unpaid late charges on principal and interest, if any, then to unpaid interest and then unpaid principal.

The New Note is secured by the Pledged Property defined in that certain Security Agreement, of even date with the New Note, by and between the Company and the Holder, a copy of which is attached hereto as Exhibit 10.2. A copy of the New Note is attached hereto as Exhibit 10.1.

On December 7, 2007, the Company issued a second note to the Holder on substantially the same terms as the New Note in the principal amount of $37,034.39. This note is also secured by the Security Agreement and is attached hereto as Exhibit 10.3.

ITEM 2.01. COMPLETTION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 30, 2007, the Company entered into that certain Conveyance, Termination and Release Agreement (the “Agreement”) with its wholly-owned and chief operating subsidiary, Nexus Custom Electronics Corp. a Florida corporation (“NCEC” and together with the Company, the “Debtor”) and Titan Nexus, Inc., a Delaware corporation (the “Creditor”) pursuant to which the Company transferred, conveyed and assigned to the Creditor all right, title and interest of possession in and to all of the assets, properties and business of Debtor including, without limitation, all of the capital stock of NCEC and the assumption by Creditor of certain equipment leases set forth in Schedule A thereto (collectively, the “Collateral”), in exchange for the release of Debtor from any and all obligations to pay certain debt owed to Creditor in the aggregate sum of $11,245,178.38, plus accrued interest from November 1, 2007 through the date of the Agreement. On November 27, 2007, the Company obtained majority stockholder approval of the Agreement and the transactions contemplated thereby. Upon the receipt of the Collateral by the Creditor, the parties terminated those certain Security Agreements (as defined in the Agreement) and provided mutual releases on the terms set forth therein. Furthermore, the parties to the Agreement acknowledged and agreed that Lehrer Financial Economic Advisory Services performed a Fair Market Forced Liquidation Valuation of Debtor and that the total assets (excluding cash) of Debtor totaled Four Million One Hundred Thousand Dollars ($4,100,000). A copy of such valuation is attached as Exhibit A to the Agreement, and the Agreement is attached hereto as Exhibit 10.3.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibit No. Description

Exhibit	Description	Location
Exhibit 10.1	Secured Convertible Promissory Note, dated December 6, 2007, issued by the Company to CSI Business Finance, Inc.	Provided herewith
Exhibit 10.2	Security Agreement, dated December 6, 2007, by and between the Company and CSI Business Finance, Inc.	Provided herewith
Exhibit 10.3	Secured Convertible Promissory Note, dated December 7, 2007, issued by the Company to CSI Business Finance, Inc.	Provided herewith
Exhibit 10.4	Conveyance, Termination and Release Agreement, dated November 30, 2007, by and among the Company, Nexus Custom Electronics Corp. and Titan Nexus, Inc.	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2007	NEXUS NANO ELECTRONICS, Inc.

	By:	/s/ W. Chris Mathers
Name: W. Chris Mathers
Title: Chief Financial Officer